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Exhibit 99.1 News Release


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  Sorrento Networks Adjourns Special Meeting of Shareholders until May 20, 2003


San Diego, CA - May 19, 2003 - Sorrento Networks Corporation (Nasdaq NM: FIBR), today announced that a quorum was not present at the Special Meeting of Shareholders scheduled to be held today, and accordingly the Special Meeting has been adjourned for 24 hours. The reconvened meeting will be held on May 20, 2003, at 4:00 PM, Pacific Time, at Sorrento's executive offices located at 9990 Mesa Rim Road, San Diego, California.

                               Shareholder Meeting

Following the adjournment of the Special Shareholder Meeting, Sorrento's executives provided a Company update to the shareholders attending the meeting. Also in attendance from Sorrento's board were directors Larry Matthews, Robert Hibbard, and Donne Fisher.

Here are highlights of the presentations:

     o Phil Arneson, Sorrento's chairman and chief executive officer, presented an overview of the state of the Company. Arneson commented that Sorrento's management and employees have been able to minimize the impact of general economic softness and the telecom industry recession on the Company's revenues. Sorrento has maintained the loyalty of its customers, added new ones, and has improved productivity under very adverse circumstances. Arneson stated, "The capital restructuring has been a huge distraction and an expensive ordeal for Sorrento. The Company is weathering the storm and its performance in the past year and a half has substantially improved against all odds. While challenges remain, Sorrento Networks is positioned and determined to win."

     o Joe Armstrong, Sorrento's chief financial officer, presented a proforma comparison of the Company's balance sheet before and after the restructuring. With the capital restructuring complete, there will be a dramatic increase in the Company's stockholder equity, satisfying the Nasdaq National Market listing requirements. Armstrong commented, "After the restructuring the Company will have the flexibility to raise additional capital to support future growth."

     o Manfred Seehagen, Sorrento's vice president of European operations, presented an update of the Company's business in Europe. Sorrento has more than 45 satisfied GigaMux and JumpStart customers throughout Europe - an installed base of more than $30 million - and is expanding from this base via direct and channel sales.


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     o    Darin Clause, Sorrento's vice president of strategic sales, presented an update of the Company's business in the Asia Pacific region. Sorrento is active in most Asia Pacific countries through the efforts of eight channel partners.

     o Chris Stecko, Sorrento's vice president of North American sales, presented an update of the Company's business in the United States and Canada. Sorrento derives more than 50% of its revenue from customers in North America, which include some of the leading cable MSOs as well as a number of independent telephone operators, private carriers, and enterprises.

     o Dr. Demetri Elias, Sorrento's vice president of marketing, presented an update of the Company's product strategy. Sorrento has a number of programs in place aimed at increasing the addressable market by expanding Sorrento's network access capabilities and by strengthening regional market penetration.

     o Mitch Truelock, Sorrento's vice president of sales and marketing, concluded the presentations with an overall summary of sales, marketing and product strategy and commented, "The message to our customers and shareholders is that we are here to stay, and the message to our competitors is that we are here to win."

About Sorrento Networks

Sorrento Networks, headquartered in San Diego, is a leading supplier of intelligent optical networking solutions for metro and regional applications worldwide. Sorrento Networks' products support a wide range of protocols and network traffic over linear, ring and mesh topologies. Sorrento Networks' existing customer base and market focus includes communications carriers and service providers in the telecommunications, cable TV and utilities markets. Recent news releases and additional information about Sorrento Networks can be found at www.sorrentonet.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. Words such as "plans," "expects," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The occurrence of actual events may differ materially due to a variety of factors, including without limitation the following: (1) Sorrento Networks' ability to close the restructuring contemplated by the definitive agreement with the Series A Preferred Shareholders and the Senior Convertible Debenture Holders; (2) Sorrento Networks' ability to fund its operations until such time that revenue and orders improve, including its ability to raise additional equity or debt financing; (3) Sorrento Networks' ability to come into compliance with Nasdaq listing requirements within the timeframe required by Nasdaq; (4) unanticipated technical problems relating to Sorrento Networks' products; (5) Sorrento Networks' ability, or lack thereof, to make, market and sell optical networking products that meet with market approval and acceptance; (6) the greater financial, technical and other resources of Sorrento Networks' many, larger competitors in the marketplace for optical networking products; (7) changed market conditions,





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new business opportunities or other factors that might affect Sorrento Networks'
decisions as to the best interests of its shareholders; (8) other risks detailed from time to time in Sorrento Networks' reports filed with the U.S. Securities and Exchange Commission.

Sorrento Investor Contact
Joe Armstrong
(858) 450-4934
jarmstrong@sorrentonet.com


                             Sorrento Media Contact

Demetri Elias, Ph.D.
(858) 450-4938
delias@sorrentonet.com

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